Exhibit 5.2

New York Northern California Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

July 12, 2018

Auris Medical Holding AG
Bahnhofstrasse 21

6300 Zug, Switzerland

Ladies and Gentlemen:

Auris Medical Holding AG, a corporation organized under the laws of Switzerland (the “Company”), has filed with the Securities and Exchange Commission (i) a Registration Statement on Form F-1 (File No. 333-225676) (the “Initial Registration Statement”) and (ii) Registration Statement on Form F-1 (the “462(b) Registration Statement”) filed pursuant to Rule 462(b) under the Securities Act (as defined below) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of certain securities, including Series A warrants (the “Series A Warrants”), each entitling its holder to purchase 0.35 of the Company’s common shares, par value CHF 0.02 per share (the “Common Shares”), Series B warrants (the “Series B Warrants”), each entitling its holder to purchase 0.25 of the Company’s common shares, par value CHF 0.02 per share (the “Common Shares”) and pre-funded warrants (the “Pre-Funded Warrants”), each entitling its holder to purchase one Common Share, in each case, to be sold pursuant to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into between the Company and A.G.P. (the “Underwriter”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that:

(1)	Assuming that the Series A Warrants have been duly authorized, executed and delivered by the Company insofar as Swiss law is concerned, the Series A Warrants, when the Series A Warrants are executed and authenticated in accordance with their terms and delivered to and paid for by the Underwriter pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Series A Warrants that requires or relates to adjustments to the exercise price at a price or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

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(2)	Assuming that the Series B Warrants have been duly authorized, executed and delivered by the Company insofar as Swiss law is concerned, the Series B Warrants, when the Series B Warrants are executed and authenticated in accordance with their terms and delivered to and paid for by the Underwriter pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Series B Warrants that requires or relates to adjustments to the exercise price at a price or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

(3)	Assuming that the Pre-Funded Warrants have been duly authorized, executed and delivered by the Company insofar as Swiss law is concerned, the Pre-Funded Warrants, when the Pre-Funded Warrants are executed and authenticated in accordance with their terms and delivered to and paid for by the Underwriter pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Pre-Funded Warrants that requires or relates to adjustments to the exercise price at a price or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

In connection with the opinions expressed above, we have assumed that each party to the Series A Warrants, Series B Warrants and Pre-Funded Warrants has been duly incorporated and is validly existing under the laws of the jurisdiction of its organization. In addition, we have assumed that the execution, delivery and performance by each party thereto of the Series A Warrants, Series B Warrants and Pre-Funded Warrants (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company.

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We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York. We advise you that matters of Swiss law are covered in the opinion of Walder Wyss Ltd., Swiss counsel for the Company, in Exhibit 5.1 to the 462(b) Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Initial Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP